Exhibit 99.1

Fluor Corporation	Keith Stephens / Steve Roth
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7623 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel
News Release
Fluor Announces charges on Fixed price projects in third quarter and updates EPS guidance
Irving, TX — October 24, 2006 — Fluor Corporation (NYSE: FLR) today announced that its third quarter results, scheduled to be released on November 6, will include approximately $168 million in pre-tax charges for cost overruns on several fixed price projects. Cost overruns in the company’s Government segment include provisions of $133 million relating to certain United States embassy projects and $13 million on a construction project for the United States Air Force in Afghanistan. The company’s Industrial and Infrastructure segment includes a provision of $22 million relating to a highway project in California.
With regard to the embassy projects, the majority of the charge is for the estimated cost to complete the embassy in Haiti, although additional amounts were also recorded on the embassy projects in Kazakhstan and Jamaica. While the latter two projects are scheduled to be substantially completed and occupied by the end of December 2006, it is expected that construction of the facility in Haiti, which is approximately one-quarter complete, will continue for another 18 to 24 months. The primary drivers of the cost overruns in Haiti are related to periods of civil unrest which have resulted in significant schedule delays and cost increases; collapsible soil conditions at the site; additional client imposed requirements and subsequent increases in material quantities; and the availability and productivity of construction labor.
As a result of continuing performance issues on the embassies, the company has conducted an extensive review of all remaining embassy projects, and has taken significant remedial action. The company will also pursue its options to mitigate the cost increases and, where appropriate, attempt to secure claim recoveries from the Department of State. Remedial actions to date include replacement of project and unit management as well as engaging experts from outside of the Government segment to independently assess and establish recovery plans for all embassy projects.
In addition to the embassy charges, the Government segment will recognize a provision on a construction project in Afghanistan. Due to performance and quality issues, our primary subcontractor’s scope has been substantially reduced and the estimated cost to complete the project using alternative resources has further escalated.
Finally, Fluor’s Industrial and Infrastructure segment will record a charge on a road project in California that is being led by a joint venture partner. This charge is the result of lower than expected labor productivity, causing progress shortfalls and increases in the estimated cost to complete.
EPS Guidance for 2006 and 2007
As a result of the provisions disclosed above, and after considering the current outlook of the overall Fluor portfolio, preliminary 2006 guidance for Earnings Per Share (EPS) is expected to be in a range of $2.40 to $2.60 per share, down from the previously announced range of $2.90 to $3.20 per share.
The company believes the underlying earnings potential of Fluor remains favorable, supported by continued strength in new awards and backlog. Additionally, for the third quarter, the company expects to report new awards of approximately $4.8 billion, resulting in growth in backlog to over $19 billion.
“In hindsight, we should not have pursued the embassy market, and while there can be no guarantee as to the impact of future events, we do believe that we have the financial impact from the embassies behind us. Our major markets continue to be very robust, offering Fluor substantial opportunities to grow and flourish.” said Chairman and Chief Executive Officer Alan Boeckmann.

“In hindsight, we should not have pursued the embassy market, and while there can be no guarantee as to the impact of future events, we do believe that we have the financial impact from the embassies behind us. Our major markets continue to be very robust, offering Fluor substantial opportunities to grow and flourish.” said Chairman and Chief Executive Officer Alan Boeckmann.
For 2007, the company is issuing initial EPS guidance at a range of $3.50 to $3.80 per share. This range reflects the positive outlook in the oil, gas, petrochemical and infrastructure markets, and significant demands for new power generation.
Conference Call
Fluor will host a conference call at 5:30 p.m. Eastern Daylight Time today, October 24, 2006. Interested parties may dial 800-905-0392 or 785-832-0301, passcode 7Fluor to listen. To access the replay, call 888-566-0895 or 402-220-6930. No passcode for the replay is required. This call will also be webcast live on the internet and can be accessed by logging on to http://investor.fluor.com.
About Fluor Corporation
Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations and maintenance and project management. Now headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $13.2 billion in 2005. For more information, visit www.fluor.com.
Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to, future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: whether the losses on the fixed fee projects reflected in this press release have been adequately and accurately captured; whether security, labor and other factors affecting the fixed fee projects will evolve in unexpected ways; whether additional factors will arise in the future that affect the Company’s performance on the fixed fee projects; the extent to which the Company will be successful in recovering its claims; failure to achieve projected backlog, revenue and/or earnings levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.
     Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 1, 2006 and Form 10-Q filed on May 8, 2006. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.
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